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                                                                   Exhibit 99a

HOUSTON INDUSTRIES EXPECTS FIRST QUARTER CHARGE FROM BRAZILIAN DEVALUATION

HOUSTON, Jan. 26 /PRNewswire/ -- Houston Industries Incorporated (HI) said today that it expects to record a charge to first quarter 1999 earnings as a result of the recent currency devaluation in Brazil. The charge will reflect the impact of changes in the currency exchange value of the Brazilian real on the foreign currency denominated debt (primarily U.S. dollars) of Brazilian corporations in which HI has an ownership interest. The amount of the charge will not be known until the end of the quarter.

HI's international subsidiary, Houston Industries Energy, Inc., owns an 11.69 percent interest in Light -- Servicos de Eletricidade S.A. (Light) and an 8.75 percent indirect interest in Metropolitana Eletricidade de Sao Paulo S.A. (Metropolitana). At December 31, 1998, Light and Metropolitana had total borrowings of approximately $3.2 billion denominated in foreign currencies.

At December 31, 1998, one U. S. dollar could be exchanged for 1.21 Brazilian reais. If the January 25, 1999, exchange rate of 1.79 Brazilian reais were to prevail until the end of the first quarter, HI estimates that its proportionate share of the after-tax charge would be approximately $85 million. This estimate does not reflect the possibility of additional fluctuations in the exchange rate prior to the end of the first quarter and does not include other non-debt-related impacts of devaluation on Light's and Metropolitana's future earnings. Light and Metropolitana currently are evaluating options to mitigate these impacts.

For additional information: Randy Burkhalter, (Investors) (713) 207-3115, Sandy Fruhman (Media) (713) 207-3123.

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Certain statements in this press release constitute "forward looking statements" under the Private Securities Litigation Reform Act of 1995. Assumptions, expectations or beliefs about future events may vary materially from actual results. Some of the factors that could cause actual results to differ include (i) future currency exchange rate fluctuations, (ii) actions by the foreign government and courts in connection with the enforcement of concession agreements, (iii) the impact of local economic and financing conditions on Light's and Metropolitana's future earnings and (iv) future levels of indebtedness incurred by Light and Metropolitana. For a discussion of other factors and qualifications relevant to forward-looking statements, reference is made to Item 5 of the Company's Form 10-Q for the quarterly period ended September 30, 1998.